Tactical Air Defense Services Extends Merger Closing with Tactical Air Support, Inc.

Carson City, NV-February 2, 2011 - Tactical Air Defense Services, Inc. (OTCBB: TADF - News), an aerospace/defense services contractor that offers air-combat training, aerial refueling, aircraft maintenance training, and other aerospace/defense services to the United States and foreign militaries, and Tactical Air Support, Inc. (“Tac-Air”) have mutually agreed to extend for 90 days the closing (the “Merger Closing”) of the Agreement and Plan of Merger (the “Merger Agreement”) with Tac-Air.

As described in the Merger Agreement, previously filed on December 10, 2010 in a Form 8-K, all Closing Conditions are to be met prior to Merger Closing.   Because all Closing Conditions remain open, the parties have agreed to extend the Merger Closing date by 90 days, and the parties remain committed to executing the Merger Closing and are taking the steps necessary to resolve any outstanding issues.

Tac-Air, www.tacticalairsupport.com, is a highly regarded aerospace/defense services contractor founded by a group of former U.S. Navy, Marine, and Air Force Weapon’s School Instructors. Tac-Air has been awarded and is currently servicing multiple aerospace/defense contracts with the U.S. Department of Defense.

Alexis C. Korybut, CEO of TADF, states: “We are pleased that both parties to the Merger remain committed to closing the transaction, and we are taking the appropriate actions to ensure that any Merger transaction is properly structured to maximize the skills, experience, and resources that each side brings to a combined entity.”

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Further information about TADF is available on our web site: www.tads-usa.com.
Further information about Tac-Air is available at: www.tacticalairsupport.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:
Gerald N. Kieft
The WSR Group
(772) 219-7525
IR@theWSRgroup.com
www.theWSRgroup.com